Filed Pursuant to Rule 424(b)(5)
Registration No. 333-269631

SUPPLEMENT NO. 2 TO PROSPECTUS SUPPLEMENT DATED APRIL 14, 2023
(To Prospectus dated February 14, 2023)

$4,200,000

BioRestorative Therapies, Inc.
Common Stock

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This Supplement No. 2, or this Supplement, modifies and amends, only to the extent indicated herein, certain information contained in our prospectus supplement, dated April 14, 2023, or the Original Supplement, filed by us with the Securities and Exchange Commission, or the SEC, on April 14, 2023 and Supplement No. 1 to the Original Supplement, dated May 15, 2023, or the First Supplement, filed by us with the SEC on May 15, 2023, and relating to the offer and sale of shares of our common stock, par value $0.0001 per share, from time to time pursuant to a Capital on Demand™ Sales Agreement, or the Sales Agreement, with JonesTrading Institutional Services LLC. The Original Supplement supplemented our prospectus, dated February 14, 2023 (together with the Original Supplement, the Original Prospectus). The First Supplement supplemented the Original Prospectus. This Supplement, the First Supplement and the Original Supplement form part of our Registration Statement on Form S-3, dated February 14, 2023 (Registration No. 333- 269631), or the Registration Statement.

This Supplement is being filed to amend certain information contained in the Original Prospectus and the First Supplement to update our disclosure therein regarding the dollar amount of shares which we may sell in any 12 calendar month period pursuant to the Registration Statement and the Sales Agreement and in accordance with General Instruction I.B.6 of Form S-3.

This Supplement should be read in conjunction with the First Supplement, the Original Prospectus and the Registration Statement, and is qualified by reference to the First Supplement, the Original Prospectus and the Registration Statement, except to the extent that the information presented herein supersedes the information contained in the First Supplement, the Original Prospectus or the Registration Statement. This Supplement is not complete without, and may only be delivered or used in connection with, the First Supplement and the Original Prospectus, including any amendments or supplements thereto. If there is any inconsistency between the information in the First Supplement, the Original Prospectus and this Supplement, you should rely on the information in this Supplement.

We are filing this Supplement to amend the First Supplement and the Original Prospectus to reduce the amount of shares of our common stock that we may offer and sell in any 12 calendar month period from time to time in accordance with the Sales Agreement to an aggregate offering price of up to $4,200,000, including the $536,593 of shares that we have sold to date in accordance with the Sales Agreement.

The aggregate market value of our outstanding common stock held by non-affiliates, or the public float, as of the date hereof pursuant to General Instruction I.B.6 of Form S-3 is $20,108,285, which was calculated based on 3,098,349 shares of our outstanding common stock held by non-affiliates and at a price of $6.49 per share, the closing price of our common stock on June 26, 2023. During the last 12 months, under the Registration Statement, we have sold $536,593.  Following the filing of this Supplement and the reduction in the amount of shares as described above, as of the date of this Supplement, we will have approximately $3,663,407 of availability for future sales in accordance with the Sales Agreement.

Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our securities in a public primary offering with a value exceeding one-third of our public float in any 12 calendar month period so long as our public float remains below $75 million. We have sold $536,593 of securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this Supplement.

Our common stock is listed on the Nasdaq Capital Market under the symbol “BRTX.” The last reported sales price of our shares of common stock on July 10, 2023 was $3.56 per share.

Investing in our common stock involves risks. See the section entitled “Risk Factors” beginning on page S-7 of the Original Supplement and in the documents we incorporate by reference into the Original Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement or the accompanying Original Prospectus. Any representation to the contrary is a criminal offense.
JonesTrading
The date of this prospectus supplement is July 11, 2023